Exhibit 99.2

New Beginnings Acquisition Corp. Announces the Separate Trading of its Common Stock and Warrants Commencing on November 19, 2020

MIAMI, FL – November 16, 2020 – New Beginnings Acquisition Corp. (the “Company”) today announced that, commencing on November 19, 2020, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

Those units not separated will continue to trade on the NYSE American (the “NYSE”) under the ticker symbol “NBA.U,” and the common stock and warrants that are separated will trade on the NYSE under the symbols “NBA” and “NBA WS,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About New Beginnings Acquisition Corp.

New Beginnings Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue a target business in any industry or sector, and in any geographic region, the Company intends to initially focus on companies in the travel, hospitality, leisure, financial technology (fintech), insurance technology and property technology (proptech) sectors. The Company is led by Chairman Russell W. Galbut, co-founder and Managing Principal of Crescent Heights, and Chief Executive Officer and Director Michael S. Liebowitz, who serves as a Managing Director and Executive Vice President of Alliant Insurance Services, Inc.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Debbie Glickman

New Beginnings Corp.

debbie@m2afo.com

(917) 592-7979

Source: New Beginnings Acquisition Corp.

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